Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Fourth Quarter and Year Ended December 29, 2012

COLMAR, PENNSYLVANIA (February 21, 2013) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the fourth quarter ended December 29, 2012 of $135.0 million, down slightly from $135.6 million in the fourth quarter of 2011. The decline was the result of an extra week in the fourth quarter of 2011 that generated approximately $4.8 million in sales, and a planned one-time $5.1 million reduction in orders to remove inventory from a large customer’s supply chain in anticipation of a January 2013 change in how our customer distributes our products through its distribution network. Excluding the impact of these items, sales growth would have been approximately 7% in the fourth quarter of 2012.

Net income from continuing operations was $15.2 million, or $0.42 per diluted share, for the fourth quarter ended December 29, 2012, consistent with the prior year’s net income from continuing operations of $15.2 million, or $0.42 per diluted share. The fourth quarter 2011 results included 14 weeks while the fourth quarter 2012 results include 13 weeks.

“We are reporting strong full year 2012 results despite the flat fourth quarter, which we attribute to the one-time factors noted above.” said Mr. Steven Berman, Chairman and Chief Executive Officer. “Dorman continued to invest in its new product capabilities in 2012 as we grew our product development resources by 12% during the year. Our goal is to drive low double-digit sales and earnings growth over the long term through continued increases in the number of Formerly Dealer Only parts that we make available to our customers and end users.”

Gross profit margin was 38.4% for the fourth quarter ended December 29, 2012 compared to 37.0% for the same period last year. The increase in margin percent is primarily the result of a favorable change in sales mix and lower transportation costs. Selling, general and administrative expenses increased 9% in the fourth quarter of 2012 to $28.9 million from $26.5 million in the fourth quarter of 2011. Cost increases were primarily the result of additional product development spending and increased incentive compensation levels.

For the fiscal year ended December 29, 2012, sales increased 11% over the prior year to $570.4 million from $513.4 million last year. Excluding the impact of the extra week in 2011, sales increased 12% over 2011 levels. Net income from continuing operations in 2012 increased 18% to $66.4 million from $56.2 million in the prior year. Diluted earnings per share from continuing operations in 2012 rose 17% to $1.82 from $1.55 in the prior year. Operating cash flow in 2012 was $48.9 million compared to $38.1 million in 2011.

“This year marked our 4th consecutive year of double digit sales and earnings growth, and our 12th consecutive year of sales growth. In 2012, we continued our commitment to our “New to the Aftermarket” initiative by introducing a record number of new parts to the automotive aftermarket, including over 800 “Formerly Dealer Only” parts that were not previously available in the aftermarket. I would like to thank all of our contributors for another outstanding year, and our customers and end-users for their continued support and acceptance of our new products,” said Mr. Steven Berman, Chairman and Chief Executive Officer.

During 2012, we liquidated our Swedish business, the results of which are presented as discontinued operations. The 2012 results include a one-time $3.0 million non-cash currency translation gain and $1.4 million in benefits from foreign tax credits as a result of the liquidation.

Prior year earnings per share and weighted average share information have been adjusted to reflect the 2-for-1 stock split paid on June 25, 2012.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		14 Weeks
Fourth Quarter (unaudited)	12/29/12	Pct.	12/31/11	Pct.
Net sales	$135,014	100.0	$135,642	100.0
Cost of goods sold	83,173	61.6	85,412	63.0
Gross profit	51,841	38.4	50,230	37.0
Selling, general and administrative expenses	28,875	21.4	26,508	19.5
Income from operations	22,966	17.0	23,722	17.5
Interest expense, net	33	—	8	—
Income from continuing operations before income taxes	22,933	17.0	23,714	17.5
Provision for income taxes	7,684	5.7	8,557	6.3
Net income from continuing operations	15,249	11.3	15,157	11.2
Net income from discontinued operations	51	—	1,487	—
Net income	$15,300	—	$16,644	—
Diluted earnings per share:
Continuing operations	$0.42	—	$0.42	—
Discontinued operations	—	—	0.04	—
Diluted earnings per share	$0.42	—	$0.46	—

Weighted average diluted shares outstanding	36,609	—	36,460	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	52 Weeks		53 Weeks
Year Ended (unaudited)	12/29/12	Pct.	12/31/11	Pct.
Net sales	$570,420	100.0	$513,432	100.0
Cost of goods sold	355,211	62.3	324,165	63.1
Gross profit	215,209	37.7	189,267	36.9
Selling, general and administrative expenses	110,978	19.4	101,630	19.8
Income from operations	104,231	18.3	87,637	17.1
Interest expense, net	123	—	103	0.1
Income from continuing operations before income taxes	104,108	18.3	87,534	17.0
Provision for income taxes	37,703	6.7	31,332	6.1
Net income from continuing operations	66,405	11.6	56,202	10.9
Net income (loss) from discontinued operations	4,557	—	(2,925)	—
Net income	$70,962	—	$53,277	—
Diluted earnings (loss) per share:
Continuing operations	$1.82	—	$1.55	—
Discontinued operations	0.12	—	(0.08)	—
Diluted earnings per share	$1.94	—	$1.47	—

Weighted average diluted shares outstanding	36,494	—	36,370	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/29/12	12/31/11
Assets:
Cash and cash equivalents	$27,708	$50,196
Accounts receivable	133,806	124,324
Inventories	145,270	115,845
Deferred income taxes	20,559	17,127
Prepaid expenses	2,332	2,661
Total current assets	329,675	310,153
Property & equipment	48,758	38,904
Goodwill	26,553	26,553
Other assets	1,323	1,083
Total assets	$406,309	$376,693

Liabilities & Shareholders’ Equity:
Accounts payable	$42,387	$31,646
Accrued expenses and other	14,924	12,907
Total current liabilities	57,311	44,553
Other long-term liabilities	3,447	3,406
Deferred income taxes	12,679	11,631
Shareholders’ equity	332,872	317,103
Total Liabilities and Equity	$406,309	$376,693

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	12/29/12	12/31/11	12/29/12	12/31/11

Depreciation and amortization	$2,252	$2,027	$8,225	$7,737
Capital expenditures	$3,641	$3,188	$18,078	$18,102